Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into by Branchout Food, Inc., a Nevada Corporation, (“Branchout”), John Dalfonsi (“Dalfonsi”), and Eric Healy (“Healy”), on the one hand, and Doug Durst (“Durst”) and Chase Innovations, Inc. (“Chase”), on the other (collectively “the Parties”). The Parties agree to execute any necessary documents to aid in the approval of the Agreement.

RECITALS

A. Durst is a former employee of Branchout. Durst filed suit against in Washington State King County Superior Court, Civil Action No. 25-2-18652-1-SEA (the “Lawsuit”) against Branchout, Dalfonsi, and Healy (collectively, Defendants) alleging breach of contract and failure to pay wages. Defendants denied the allegations and Branchout filed counterclaims against Durst alleging Breach of Contract and various tort claims.

B. The Parties now desire to settle, fully and finally, all differences between them.

C. This Agreement is not and should not be construed as an admission or statement by any party that it or any other party acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.

AGREEMENT

In consideration of the mutual covenants and promises in this Agreement, and for good and valuable consideration, the Parties agree as follows:

1. Settlement Payments. As consideration for Durst’s execution of this Agreement and his compliance with the promises set forth in the Agreement, Branchout agrees to pay Durst the following:

a.	A settlement payment of $247,500.00, to be paid as follows:

i.	An initial total payment of $147,500.00, to be paid within 30 days of when Durst signs the Agreement: Branchout will issue one payment to Durst for $81,982 representing interest, attorney fees, and costs. Branchout will issue Durst an IRS Form 1099 for this payment. Branchout will simultaneously issue Durst a second payment of $65,518, less wage withholdings. Branchout will issue Durst a W-2 for this payment.

ii.	Five monthly payments of $20,000 each to Durst, less wage withholdings, to be paid on the 15th of each month beginning on August 15, 2026, and ending December 15, 2026. Branchout will issue Durst a W-2 for these payments.

b.	A payment of $55,890.00, payable to Chase in full satisfaction of all invoices owed to Chase to be paid within 30 days of when Durst signs the Agreement.

If Branchout is ever more than 10 business days late on a payment described in paragraph 1.a of this Agreement, the remaining balance will be immediately due and owing provided that (1) Durst has given written notice through his counsel to counsel for Branchout of the non-receipt of the payment and (2) following such notice Durst provides Branchout five business days to cure.

2. Warrant. Branchout will issue a warrant to Mr. Durst to purchase 57,600 shares of Branchout Food Inc., common stock with a strike price of the lower of $4.125 or the market price at the closing bell of the first trading day after the date this Agreement is fully executed by all parties. The warrant shall be documented in an agreement in the form attached here as Exhibit A. Branchout shall deliver the fully executed warrant agreement to Durst within three business days after this Agreement is fully execute by all parties.

3. Taxes. Durst is not relying on any information provided by Branchout or any of its employees, agents, or its attorneys concerning the tax consequences of payments made under this Agreement. Except as provided in paragraph 1.a, Durst is solely and entirely responsible for the payment and discharge of his share of all federal, state, and local taxes, if any, which may, at any time, be found to be due upon or as a result of any amount that is paid by Branchout under this Agreement. Durst agrees to defend and indemnify the Branchout Releasees (as defined in Paragraph 5) and hold each harmless from any interest, taxes, or penalties assessed against it or them by any governmental agency as a result of Durst’ non-payment of taxes on any amounts paid to Durst, or on behalf of Durst, under the terms of this Agreement.

4. Dismissal. Within seven calendar days of the execution of this Agreement by all parties, , counsel for Durst shall draft a stipulated motion to dismiss the Lawsuit with prejudice without costs or fees and transmit the stipulated motion to counsel for Branchout, Dalfonsi, and Healy for approval. Once approved, Durst’s counsel shall promptly arrange for filing with the Court. The Parties agree to execute any necessary documents to aid in the dismissal of the Lawsuit.

5. Durst Waiver and Release. In consideration of the mutual agreements and covenants set forth in this Agreement, Durst agrees to the following:

a. Except as otherwise provided herein, Durst, on behalf of Durst, Durst’s marital community, heirs, executors, administrators, successors and assigns, expressly waives any claims against Branchout, Dalfonsi, and Healy and releases Branchout, Dalfonsi and Healy, and their respective heirs, executors, marital community, administrators, predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, all of their present, former, and future officers, directors, stockholders, managers, agents, employees, insurers, attorneys, and representatives) (the “Branchout Releasees”) from any claims that Durst may have against any of them whether or not such claims are presently known or unknown to Durst provided that with respect to all Branchout Releasees other than Branchout, Dalfonsi, and Healy, the release is limited to claims related to Durst’s employment with Branchout and his separation from Branchout. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever, including any claims for employment benefits, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge or other tort theory, any legal restriction on Branchout, Dalfonsi and Healy’s right to terminate Durst’s employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Washington Law Against Discrimination, the Washington Equal Pay and Opportunities Act, the Washington Industrial Welfare Act, Washington Paid Sick Leave Act, the Washington Family Care Act, the Washington Paid Family and Medical Leave law, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, RCW 49.52 et seq., any other state or local laws concerning discrimination or harassment, or any other legal limitation on the employment relationship to the maximum extent such claims are allowed by law to be released.

b. Durst represents and warrants that he has filed no other lawsuits, complaints, or charges, individually or together, against any of the Releasees with any governmental agency or in any court or arbitration proceeding. Nothing in this Agreement is intended to or will be used in any way to limit Durst’ rights to communicate with a government agency (including the EEOC and the NLRB), as provided for, protected under, or warranted by applicable law, or to prevent Durst from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state, or local governmental agency charged with the enforcement of any laws; provided that Durst waives the right to receive future monetary recovery directly from the Releasees.

6. Chase Waiver and Release. Except as otherwise provided herein, Chase, on behalf of itself and its past and present predecessors, successors, assigns, parents, subsidiaries, and affiliates, hereby expressly waives any claims against the Branchout Releasees and releases the Branchout Releasees from any claims that Chase may have against any of them whether or not such claims are presently known or unknown to Chase. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever.

7. Branchout, Dalfonsi and Healy Waiver and Release. Except as otherwise provided herein, Branchout, on behalf of itself and its past and present predecessors, successors, assigns, parents, subsidiaries, and affiliates, and Dalfonsi and Healy, on behalf of themselves and their respective marital communities, heirs, executors, administrators, successors and assigns, hereby expressly waive any claims against Durst and Chase, and them and their respective heirs, executors, marital community, administrators, predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, all of their present, former, and future officers, directors, stockholders, managers, agents, employees, insurers, attorneys, and representatives) (the “Durst Releasees”) from any claims that Branchout, Dalfonsi, and Healy may have against any of them whether or not such claims are presently known or unknown to Branchout, Dalfonsi, and Healy, provided that with respect to all Durst Releasees other than Durst, the release is limited to claims related to Durst’s employment with Branchout and his separation from Branchout. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever.

8. Confidentiality of Agreement. Durst agrees to keep the amount of consideration described in Paragraphs 1 and 2 of this Agreement completely confidential and further agrees that disclosure of the amount of consideration described in Paragraphs 1 and 2 of this Agreement will constitute a material breach. Durst may provide information concerning the consideration described in Paragraphs 1 and 2 of this Agreement to his and/or Chase’s attorneys, accountants, spiritual advisors, financial advisors, medical providers and spouse, as well as to make disclosures required by law, but he must first inform any such recipients of the confidentiality clause and instruct them that he is bound by it and have an obligation to abide by it. This Paragraph does not prohibit, and it is not intended to discourage, any communications or disclosures required or permitted by law including but not limited to RCW49.44.211.

9. No Admissions. This Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.

10. Applicable Law. The Parties agree that any question concerning the interpretation or application of this Agreement shall be resolved by application of the laws of the State of Washington without regard to Washington’s conflicts of laws rules, except to the extent that federal laws preempt and apply. Any action brought under this Agreement shall be brought in the federal and state courts of Washington.

11. Not a Prevailing Party. The Parties agree that except as provided in paragraph 1.a, they are solely responsible to pay for any attorney fees and costs that they may have incurred related to this dispute or any other claims, controversies and causes of action settled and released herein and the Parties expressly waive and release any claim for attorney fees or costs relating to the claims released herein.

12. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties and/or any Releasee. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties and/or Releasees hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by all Parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.

15. Entire Agreement. This Agreement sets forth the entire understanding between the Parties and supersedes any prior agreements or understandings, express and implied, pertaining to the matters settled herein. Durst acknowledges that in executing this Agreement he does not rely upon any representation or statement by the Releasees or any representative or agent of the Releasees concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

16. Legal Review. Durst agrees and acknowledges that he has been given a reasonable period of time to review and consider this Agreement before signing it. Durst, by signing this Agreement, acknowledges that he has carefully read this Agreement, knows the contents thereof, has discussed its effects with his attorneys, or has chosen to waive such discussion, understands that he is giving up all claims, damages or disputes, as set forth in Paragraph 5 of this Agreement, has been afforded ample and adequate opportunity to review and analyze this entire Agreement, understands its contents and its final and binding effect, and has signed it of his own free voluntary act and deed. Durst acknowledges and agrees that he was represented fairly and adequately by legal counsel of his choosing in connection with the subject matter of this Agreement and in entering into this Agreement. The Parties acknowledge and agree that this Agreement is the result of arm’s-length negotiations between the Parties, through their counsel.

17. Ability to Sign This Agreement. Durst represents and warrants that he has not transferred or otherwise impaired, by bankruptcy or otherwise, his ability to sign a complete and binding release of any of the claims released in this Agreement.

18. Electronic Signatures and Transmissions. This Agreement may be executed by electronic means via DocuSign. Such signatures are deemed to constitute originals for all purposes. In addition, if either party transmits executed documents in electronic format via email or electronic means, then the other party may rely upon such documents as if they were executed originals.

IN WITNESS WHEREOF, each of the Parties hereto, either individually or by its duly authorized representative(s), has freely signed this Agreement on the date(s) set forth below:

BRANCHOUT FOOD, INC.		DOUG DURST

By:	/s/ Eric Healy	Signature:	/s/ Douglas C. Durst
Its:	CEO	Date:	29/07/2026
Date:	July 31, 2026

JOHN DALFONSI		CHASE INNOVATIONS, INC.

Signature:	/s/ John Dalfonsi	By:	/s/ Douglas C. Durst
Date:	July 31, 2026	Its:	President
		Date:	29/07/2026

ERIC HEALY

Signature:	/s/ Eric Healy
Date:	July 31, 2026

Page 5 of 5